EXECUTIVE INCENTIVE ROYALTY AGREEMENT

THIS EXECUTIVE INCENTIVE ROYALTY AGREEMENT (this “Agreement”) is entered effective as of the 16th day of March, 2010, between and among FX ENERGY, INC., a Nevada corporation (the “Company”); the several executive employees of the Company identified on Schedule I hereto and who have executed and delivered to the Company counterpart signature pages to this Agreement (each, a “Participant,” and together, the “Participants”); and FX Royalty, LLC, a Utah limited liability company duly constituted and appointed by the Participants to hold and administer the interests granted to the Participants pursuant to this Agreement (“Participant Designee”), on the following:

Premises

The Company desires to maximize the economic incentive to the Participants to encourage the highest potential drilling, accelerate and increase production and reserves, maximize the Company’s profitability, and generally enhance the Company’s ability to incentivize and retain valuable employees upon whom, in large measure, the continued profitability of the Company depends.  Accomplishing these goals, particularly through exploration on a limited budget, requires excellent exploration concepts, well-executed land acquisition strategies, creative financing, collaborative industry relationships, careful drilling, and prudent production.  The grants set forth in this Agreement provide benefits only from production to provide an economic incentive for bringing wells online as quickly as practicable.  These grants provide Participants having managerial, professional, or other key decision-making responsibilities with an opportunity to participate in the results of successful acquisition, exploration, and production.

Agreement

NOW THEREFORE, UPON THESE PREMISES, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

Article I
Definitions; Interpretation

1.01           Definitions.  The following words and phrases shall have the meanings set forth below unless the context clearly indicates otherwise.

“Arbitration Decision” shall mean the decision of the arbitrator or arbitrators resulting from the dispute resolution process set forth in Article IV.

“Cause” has the meaning set forth in the particular employee’s written employment agreement with the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means FX Energy, Inc., together with its subsidiaries, and any successor thereto.

“Conveyed Royalty Interest” shall have the meaning set forth in Section 2.01.

“Disabled” or “Disability” shall mean the inability of a person to engage in any substantial, gainful activity or inability to substantially perform his essential job functions, with or without reasonable accommodation, as the result of any medically determinable physical or mental impairment (as determined by a qualified physician reasonably acceptable to the Company) that is expected to result in death within 24 months or that is expected to last for a continuous period of not less than 12 months.

“Economic Value” shall mean, respecting the Conveyed Royalty Interest and respecting the Company’s retained interest in the same property, the present value, discounted at 10%, of the estimated future cash flows from estimated quantities of crude oil and natural gas, based on costs as of the end of the last completed fiscal year and prices equivalent to the 12-month average for the last completed fiscal year, from proved and probable reserves contained in such Prospect Areas, as determined by probabilistic methods in which the full range of values that could reasonably occur for each unknown parameter from the geoscience and engineering data is used to generate a full range of possible outcomes and their associated probabilities of occurrence, in accordance with the most recent adopted version of the Petroleum Resources Management System developed by industry organizations, including the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists, and the Society of Petroleum Evaluation Engineers, and the requirements of SEC Regulation S-X, Rule 4-10(a)(18), (19), and (22).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Participant” means a person named on Schedule I to this Agreement.

“Participant Designee” means FX Royalty, LLC, a Utah limited liability company duly constituted and appointed by the Participants to hold and administer the interests granted to the Participants pursuant to this Agreement.

“Prospect Area” means an oil or gas exploration area deemed by the Company, in its sole discretion, to warrant treatment under the Agreement as a separate incentive pool for Participants, together with the Company’s legal rights to explore for, develop, and produce oil or gas therefrom, whether by lease, license, usufruct, concession, farm-in, joint operation or participation, or other interests or rights.  A Prospect Area may, for convenience, include one or more whole leases, usufructs, or other legal parcels.  The acquisition of additional legal rights that increase the Company’s interest in a particular previously designated Prospect Area may, at the discretion of the Company at the time of such acquisition, be either added to the existing Prospect Area or designated as a separate Prospect Area.  A Prospect Area may also consist of, at the discretion of the Company, acquired interests in prospects, producing properties, or other oil and gas projects or opportunities.  The Company’s designation of a Prospect Area shall be conclusive and shall be subject to modification only by the Company, in its sole and absolute discretion, provided that no such modification shall alter, impair, or diminish any Conveyed Royalty Interest of any Participant.

“Royalty Interest” means an overriding royalty interest or an economic interest equivalent to an overriding royalty interest in all oil and gas produced at the surface, free of expenses of operations or production, for so long as the Company has an interest in such well.  Each such Royalty Interest or equivalent shall be proportionately reduced in proportion to the Company’s Working Interest so that, for example, a 3% royalty or equivalent interest in a well in which the Company has a 50% Working Interest shall be reduced to a 1-1/2% royalty or equivalent interest.

“Working Interest” means an interest that entitles the owner of the interest to explore, develop, and operate the property; to bear the costs of exploration, development, and operation; and to share in the production or the proceeds therefrom.  A royalty interest that entitles the holder to an interest in oil and gas produced, free of expenses of operations or production, is not a Working Interest.

1.02           Interpretation.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except when the context clearly requires to the contrary:  (a) all references in this Agreement to designated “Sections” are to the designated Sections and other subdivisions of this Agreement; (b) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) the word “or” shall not be applied in its exclusive sense; (d) “including” shall mean that the items listed are illustrative and not exclusive or limiting; (e) references to laws, regulations, and other governmental rules (collectively, “rules”), as well as to contracts, agreements, and other instruments (collectively, “instruments”), shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date) and shall include all successor rules and instruments thereto; (f) references to “$,” “cash,” or “dollars” shall mean the lawful currency of the United States; (g) references to “federal” shall be to laws, agencies, or other attributes of the United States (and not to any state or locality thereof); (h) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (i) references to “days” shall mean calendar days; references to “business days” shall mean all days other than Saturdays, Sundays, and days that are legal holidays in the state of Utah; (j) references to monthly or annual anniversaries shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (k) days, business days, and times of day shall be determined by reference to local time in Utah; (l) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; (m) whenever in this Agreement a person or group is permitted or required to make a decision in its “discretion” or under a grant of similar authority or latitude, such person or group shall be entitled to consider only such interests and factors as it deems appropriate, in its absolute discretion; and (n) whenever in this Agreement a person or group is permitted or required to make a decision in its “good faith” or under another express standard, the person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Article II
Grant of Royalty Interest

2.01           Grant to the Participant Designee for the Benefit of the Participants.  The Company hereby conveys and grants to the Participant Designee, for the benefit of the Participants, a 3% Royalty Interest, proportionately reduced to the extent the Company’s Working Interest is less than 8/8ths, in each Prospect Area in which the Company owns, as of the date of adoption of the Agreement, a Working Interest (a “Conveyed Royalty Interest”).  Further, upon the start of drilling on any new well, the Conveyed Royalty Interest as to such well shall be reduced to less than 3% in proportion as the Company’s Working Interest in such new well at that time is less than 8/8ths.  There shall be excluded from the Conveyed Royalty Interest any wells that have proved or probable reserves in the Company’s reserve report as of December 31, 2009, whether or not such wells are then producing.

2.02           Participant Authorization of Participant Designee.  Each Participant hereby constitutes and appoints the Participant Designee as such Participant’s duly constituted agent and attorney-in-fact to take all action, provide all notices, execute all documents, elect not to act, or to do each and every thing that the Participant is obligated or permitted to do under this Agreement, in the name, place, and stead of the Participant or the Participant Designee, as it shall determine.  The Company shall be entitled to rely on this Agreement as the full and unconditional authorization and shall not be required at any time to obtain any further or confirmatory evidence of such authorization.  The Participant Designee shall be the grantee of the Conveyed Royalty Interest for the benefit of the Participants, and the Participant Designee shall have full power and authority, on behalf of the Participants, to execute and deliver any full or partial reconveyance required or contemplated herein.

2.03           Allocation of the Conveyed Royalty Interest.  The Conveyed Royalty Interest shall be allocated by the Participant Designee among the Participants in the percentages set forth opposite their respective names on Schedule I.  Such allocation has been approved by the Compensation Committee and the Board of Directors of the Company.

2.04           Company’s Reserved Rights and Interests.  The Conveyed Royalty Interest granted and conveyed hereunder shall constitute a real property interest in the mineral properties of the Company.  At the discretion of the Participant Designee, such real property interests may be, but shall not be required to be, recorded in any public office for the recordation of conveyances of and encumbrances on interests in real property.  The Company shall always be entitled to, at any time, dispose of the Company’s retained interest in any and all Prospect Areas, including all wells, and to determine, in its sole and absolute discretion, the time, price, terms, and conditions of such disposal.  The Company retains the unconditional right at any time, in its sole discretion, to begin, suspend, delay, resume, shut-in, abandon, reschedule, or otherwise alter any exploration, development, production, production enhancement, or any other act or failure to act respecting any Prospect Area, whether or not a Conveyed Royalty Interest has been conveyed respecting such Prospect Area.

2.05           Transfer or Farm Out of Interest.  If the Company sells, transfers, farms out, or otherwise disposes of all or any portion of its retained interest in any Prospect Area on which it has previously granted a Conveyed Royalty Interest, the Company shall alone determine the price, terms, conditions, time, and all other matters respecting the transaction.  If the Company elects, in its sole discretion, to include the Conveyed Royalty Interest, it shall have the right to do so.  In such case, all consideration received shall be divided between the Company and the Participant Designee in proportion to their respective Economic Values.  Upon payment, the Participant Designee shall deliver appropriate documents of conveyance or reconveyance.

2.06           Company Dissolution, Liquidation, and Winding Up.  The grants and conveyances hereunder shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalization, or other changes in the Company’s capital structure or its business.  The grants and conveyances hereunder shall not be affected should the Company be dissolved, liquidated, or wound up, either voluntarily or involuntarily pursuant to judicial proceedings or otherwise, including proceedings under the Bankruptcy Code (Title 11 of the United States Code) or other receivership law.

2.07           No Limitation of Rights.  Nothing in this Agreement shall be construed to:

(a)           limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;

(b)           evidence any agreement or understanding, express or implied, that the Company will employ a Participant in any particular capacity or for any particular remuneration; or

(c)           require or obligate the Company to undertake, continue, or not suspend or terminate any oil or gas exploration, development, or production activities.

Article III
Continuation, Limitation, and Termination of Conveyed Royalty Interest

3.01           Full Participation.  The Company shall pay, or shall direct the purchaser of its produced and sold hydrocarbons to pay, to the Participant Designee, the full amount due from time to time with respect to the Conveyed Royalty Interest, except as expressly limited or terminated pursuant to the provisions of this Article III.

3.02           Limitation of Payments Allocated to Individual Participants.  If:

(a)           a Participant with more than 15 full years of employment with the Company terminates his employment with the Company voluntarily after reaching age 65;

(b)           a Participant with less than 15 full years of employment with the Company dies before reaching age 65;

(c)           a Participant with less than 15 full years of employment with the Company becomes Disabled before reaching age 65; or

(d)           the Company’s employment of a Participant is terminated by the Company without Cause prior to the Participant’s 15 full years of employment with the Company before reaching age 65,

then the participant will be deemed to have terminated employment (for purposes of this paragraph) at the actual date of termination in case (a) above, or at the date on which the participant reaches or would have reached age 65 and 15 full years of employment in cases (b), (c) and (d) above.  In all such cases, all rights of the Participant Designee allocated to a particular Participant as set forth on Schedule I shall be limited to participating in production from all wells commenced on or before the date of deemed termination, and all wells drilled thereafter into fields penetrated by any well commenced on or before the date of such Termination, death, or Disability.  The Company shall promptly notify the Participant Designee of any limitation of payments allocated to an individual Participant pursuant to this paragraph, specifying the basis for such limitation of payments, and shall send a copy of such notice to such Participant.  A leave of absence for a period of up to 24 consecutive months approved in writing by the Company shall not constitute a termination of employment for purposes of computing years of service with the Company.  At the request of the Company, the Participant Designee shall execute and deliver to the Company such confirmatory instruments or reconveyances as the Company may reasonably request to evidence limitation of payments allocated to an individual Participant in accordance with the foregoing.

3.03           Termination of Payments Allocated to Individual Participants.  All rights of the Participant Designee allocated to a particular Participant as set forth on Schedule I shall be terminated if: (a) a Participant with less than 15 full years of employment with the Company terminates his employment with the Company voluntarily before reaching age 65, unless such termination is due to the Participant’s death or Disability during his employment; or (b) the Company’s employment of a Participant is terminated by the Company for Cause, provided, however, that such termination under either of the foregoing clauses (a) or (b) shall not alter any obligation of the Company to pay the Participant Designee respecting any production prior to the date of termination that has been allocated to such Participant.  Such forfeited payment and interest shall be reconveyed by the Participant Designee to the Company.  The Company shall promptly notify the Participant Designee of any termination of payments allocated to an individual Participant pursuant to this paragraph, specifying the basis for such termination of payments, and shall send a copy of such notice to such Participant.  A leave of absence for a period of up to 24 consecutive months approved in writing by the Company shall not constitute a termination of employment for purposes of computing years of service with the Company.  At the request of the Company, the Participant Designee shall execute and deliver to the Company such confirmatory instruments or reconveyances as the Company may reasonably request to evidence termination of payments allocated to an individual Participant in accordance with the foregoing.

3.04           Timing of Payments.  Payments to Participant Designee under this Agreement shall be made monthly.

3.05           Limitations on Transfers.  Participant Designee shall have no power or right to grant any right, title, or interest in any Conveyed Royalty Interest, either directly through a purported assignment of any portion of the Conveyed Royalty Interest held by the Participant Designee; indirectly through granting an ownership, profits, distribution, revenue, or other interest in Participant Designee; or through any other method or means.  Further, the charter documents of the Participant Designee shall include express prohibitions on the transfer of any right, title, or interest, directly or indirectly in the Participant Designee, to any person other than the Participants in the percentages set forth on Schedule I, as adjusted as provided in this Agreement, except for transfers:

(a)           upon death pursuant to:

(i)           a will;

(ii)           the laws of descent and distribution; or

(iii)           a beneficiary designation form approved by the Participant Designee and executed by a Participant that designates the persons to receive, upon the Participant’s death, the right to payments under this Agreement that the Participant had upon his death; or

(b)           pursuant to a qualified domestic relations order, as defined under Section 414(p) of the Code, relating to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of the Participant.

3.06           Manner of Payments.  The Company shall pay all amounts due pursuant to this Agreement in cash in the currency received by the Company, or if requested by the Participant Designee in U.S. dollars with the cost of exchange for the account of the Participant Designee.

3.07           Continuation of Payments; Beneficiaries.  The Company shall continue payments due pursuant to this Agreement to the Participant Designee on behalf of each Participant notwithstanding such Participant’s death or Disability, for as long as any such Conveyed Royalty Interest continues, unless such Conveyed Royalty Interest is terminated or forfeited in accordance with the terms of this Agreement.

3.08           Payments due Minors or Incapacitated Persons.  The Company shall continue payments to the Participant Designee notwithstanding the fact that all or any portion of such payment for the benefit of any Participant is to a beneficiary who is a minor or is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as such.  The Company shall have no responsibility to investigate the age or physical or mental condition of a Participant or his beneficiary.

3.09           Participant’s Responsibility for Taxes.  Each Participant shall be solely liable for the payment of any taxes imposed or arising out of the payment of amounts under this Agreement, except for amounts levied or assessed against and to be borne by law by the Company.  The Participant Designee and each Participant shall indemnify and hold the Company harmless from and against any taxes, additions for late payment, interest, penalties, and other expenses that may be assessed against such Participant on any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalty, or other expense shall arise out of or be caused by the gross negligence, bad faith, or willful misconduct of the Company (each as finally determined by a court of competent jurisdiction or as agreed to by the parties).  To the extent that the Company becomes liable for any of the foregoing, the Company may, but shall not be obligated to, satisfy such liability from any amount due the Participant Designee for any Conveyed Royalty Interest allocated to such Participant hereunder, and each Participant shall be deemed to have granted to the Company a perfected, first-priority security interest in such payments pursuant to this Agreement to secure payment of such taxes.  No payment to the Participant Designee for Conveyed Royalty Interest allocated to any Participant will be made to such Participant unless the Company is supplied with an original, signed Form W-9 or its equivalent before such payment.  The Participant Designee shall require, and the Participants shall cause the Participant Designee to require, as a condition to any payment to any recipient who is not an employee of the Company at the time of payment, that such person acknowledge in writing his sole responsibility for the payment of all amounts required to satisfy all federal, state, and local withholding taxes applicable to such recipient with respect to such payments under this Agreement.

Article IV
Dispute Resolution

4.01           Mediation and Arbitration. In the event of any dispute about the amount of the Economic Value pursuant to this Agreement, the parties shall resolve such dispute in accordance with the provisions of this Article IV.  Within 14 days following notice by one party to the other of the existence of a dispute, the parties shall submit their dispute to at least four hours of mediation with a mutually acceptable mediator.  In the event the parties cannot agree on a mediator or resolve the dispute within 30 calendar days after notice of the existence of a dispute, the parties shall submit the dispute to binding arbitration.

4.02           Arbitration Procedures.  All proceedings pursuant to this Article IV shall be conducted in accordance with the laws relating to mediation, arbitration, or alternative dispute resolution of the state of Utah, as modified by the terms of this Article IV, supplemented to the extent agreed to by the parties by the arbitration procedures published by United States Arbitration & Mediation, without, however, being required to submit such matter to the jurisdiction of United States Arbitration & Mediation, unless also agreed to by the parties.

4.03           Qualifications of Arbitrators.  All arbitrators selected shall be independent: (a) professional petroleum reserve engineers with more than 10 years of international experience evaluating petroleum reserves using probabilistic methods; (b) certified public accountants with more than 10 years of experience with a firm of certified public accountants with national standing in disclosure about oil and gas producing activities in financial statements prepared in accordance with generally accepted accounting principles in the United States; (c) attorneys with more than 10 years of experience in preparing reports for companies subject to the periodic reporting requirements of the Exchange Act that are subject to the requirements of Securities Act Industry Guide 2, Disclosure of Oil and Gas Operations; or (d) other third parties mutually acceptable to the parties who have knowledge and experience in the evaluation of oil and gas interests.  In the event of the failure, refusal, or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead.  Such appointment shall be made in the same manner as provided for the appointment of such arbitrator so failing, refusing, or being unable to act.

4.04           Single Arbitrator.  If the amount of the controversy is less than $250,000, as claimed by the parties demanding arbitration or otherwise on the agreement of all parties, the matter may be resolved by a single arbitrator as provided in this section.  The parties demanding arbitration shall serve on all other parties, in the manner provided in this Agreement for giving notices, a written demand for arbitration, stating the specific facts upon which arbitration is demanded.  Within 30 days after service of the demand for arbitration, the parties upon whom the demand is made shall serve the demanding parties a list of five potential arbitrators.  Within 10 days after service of the list of potential arbitrators, the parties demanding arbitration shall select an arbitrator and two alternate arbitrators.  Within 10 days after the parties demanding arbitration have selected an arbitrator and two alternates, the parties to the arbitration, by joint communication, shall contact the selected arbitrator to determine if he is willing, able, and available to act as arbitrator.  If the selected arbitrator, for any reason, is unwilling, unable, or unavailable to act, then the parties, again by joint communication, shall contact the first and, if necessary, the second alternate to determine if he is willing, able, and available to act as arbitrator.  If none of the three chosen individuals is willing, able, or available to act as arbitrator, then the selection process set forth above shall be repeated until an arbitrator has been appointed.

4.05           Multiple Arbitrators.  If the amount in controversy as claimed in the written statement of the notice submitting the matter to arbitration equals or exceeds $250,000 or by agreement of the parties to such arbitration, the matter shall be determined by a panel of three arbitrators.  The parties notifying the other parties of the demand for arbitration shall include with such demand the name of the arbitrator selected by such parties.  Within 30 days after notice of the demand for arbitration, the parties upon whom the demand is made shall notify the demanding parties of the arbitrator selected by such parties upon whom the demand is made.  If the second arbitrator is not so designated within or by the time specified, then the appointment of such second arbitrator shall be made in the same manner as is provided below for the appointment of a third arbitrator in a case when the first and second arbitrator and the parties themselves are unable to agree upon the third arbitrator.  The first and second arbitrator so designated or appointed shall meet within 20 days after the second arbitrator is appointed and if, within 30 days after the second arbitrator is appointed, the first and second arbitrator do not agree upon an Arbitration Decision, they shall themselves appoint a third arbitrator, and in the event of their being unable to agree upon such appointment within 10 days after the above time, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of 15 days.  If the parties do not so agree, then both parties by joint communication, or failing such joint communication within seven days either party, may request such appointment by the chief judge of the court having jurisdiction in the premises in the state whose laws govern the interpretation and enforcement of this Agreement.

4.06           The Proceedings.  The arbitration shall be conducted pursuant to such rules and procedures as the arbitrators may specify that are consistent with the provisions of Section 4.02.  The arbitration hearing shall be held no later than 120 days after the appointment of the last arbitrator, unless extended by the mutual agreement of all parties to the arbitration.  The rules of evidence shall be observed at the arbitration proceeding.  At the arbitrators’ discretion, the arbitrators may require pre-hearing briefs from the parties.  Resolution of the dispute shall be based solely upon the evidence presented, and the arbitrators may not consider any other evidence.  As reasonably required to allow full use and benefits of this Agreement, the arbitrators may extend the time set for the giving of notices and setting of hearings.

4.07           Costs and Expenses.  The fees, costs, and expenses of the arbitration shall be paid one-half by the parties demanding arbitration and one-half by the other parties to the arbitration, subject to an award of reimbursement of fees, costs, and expenses by the arbitrators to the prevailing parties.

4.08           Exclusive Method for Determination.  Arbitration shall be the sole and exclusive remedy among the parties respecting the resolution of disputes pursuant to this Agreement.  Awards shall include the arbitrators’ written, reasoned opinion and, at either party’s written request within 10 days after issuance of the award, shall be subject to reversal and remand, modification, or reduction by the arbitrators within 30 days of the delivery of the arbitrators’ written opinion following a review of the records and arguments of the parties.  Such opinion and determination shall be in writing and shall be delivered by the arbitrators to the Participant Designee and all Participants in such proceeding (the “Arbitration Decision”)

4.09           Enforcement and Jurisdiction.  Unless all the parties to an arbitration otherwise consent in writing, the location of the arbitration hearings and the place of entry of the award shall be in Salt Lake County, Utah.  The parties consent to exclusive jurisdiction of, and agree that sole venue will lie in, the state and federal courts in and for such county and state, including the entry of a judgment on the award.  The arbitration award shall be final and binding and shall not be reviewable in any court on any grounds except corruption, fraud, or for demonstrable partiality or corruption of the arbitrators.  The parties intend to eliminate all other court review of the award and the arbitration proceedings.  Except for proceedings to enforce or confirm an award or a proceeding brought by all parties to the dispute to vacate or modify an award, the initiation of any suit relating to a claim that is arbitrable under this Agreement shall constitute a material breach of this Agreement.  In addition:

(a)           The parties understand that by agreeing to this binding arbitration provision, they waive their rights to trial by jury respecting any matter being arbitrated.

(b)           Except as necessary in a judicial proceeding allowable under this Section 4.09, all matters relating to any arbitration shall be confidential, including the existence and subject of the arbitration.

Article V
Miscellaneous

5.01           Right to Dismiss Participants.  The Company may terminate the employment of any Participant as freely and with the same effect as if this Agreement were not in existence.

5.02           Notification of Address.  The address of each Participant is set forth below his respective name on Schedule I.  Each Participant shall file with the Company from time to time, in writing, any changes to his mailing address and the mailing address of each of his beneficiaries.  Any communication, statement, or notice addressed to a Participant or beneficiary at his last mailing address filed with the Company, or as shown on the Company’s records, will be binding on the Participant and his beneficiaries for all purposes of the Agreement.  The Company shall not be required to search for or locate a Participant or beneficiary.

5.03           Offset.  The Company shall have the right to offset from any amount payable hereunder to the Participant Designee for the benefit of any Participant any amount that such Participant owes to the Company, without the consent of the Participant (or his beneficiary, following the Participant’s death).

5.04           Severability.  If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, payment, or circumstance under any law the Company deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended, then such provision should be stricken as to such jurisdiction, person, payment, or circumstance, and the remainder of this Agreement will remain in full force and effect.

5.05           Governing Law; Limitations; Venue.  The construction and interpretation of this Agreement shall be governed by the laws of the state of Utah without reference to conflict of law principles thereof.  Any action or other legal proceeding with respect to the Agreement may be brought only within the period ending on the earlier of:  (a) one year after the date the claimant in such action or proceeding knows or with the exercise of reasonable care should have known of the facts giving rise to the claim; or (b) the expiration of the applicable statute of limitations period under applicable law.  Exclusive jurisdiction over any such actions or legal proceedings shall reside in the state and federal courts in and for Salt Lake County, Utah.

DATE:  March 16, 2010

FX ENERGY, INC.
Attest:

/s/ Scott J. Duncan	By:	/s/ David N. Pierce
Scott J. Duncan		David N. Pierce
Corporate Secretary		President and Chief Executive Officer

SCHEDULE I
TO
EXECUTIVE INCENTIVE ROYALTY AGREEMENT

Name of Participant	Allocation of Conveyed Royalty Interest

David N. Pierce	0.5283%
Andrew W. Pierce	0.4717
Thomas B. Lovejoy	0.3019
Jerzy B. Maciolek	0.4717
Clay Newton	0.2830
Others	0.9434
3.0000%